Exhibit 10.29

June 13, 2003

Kenneth D. Bauer, Ph.D.

c/o ChromaVision Medical Systems, Inc.

33171 Paseo Cerveza

San Juan Capistrano, CA 92675-4824

Dear Dr. Bauer:

ChromaVision Medical Systems, Inc. (the “Company”) is pleased to enter into this Letter Agreement with you (the “Executive”) which will address the terms of Executive’s employment with the Company. The Company considers it essential to the best interests of its stockholders to attract and foster the continuous employment of key management personnel of the Company and the arrangements described in this letter are intended to address that goal.

1.                                       Duties. Executive will continue to serve as Vice President and Chief Science Officer and will report directly to the President & Chief Executive Officer.

2.                                       Term. Executive’s employment relationship with the Company is employment “at will”. As a result, Executive’s employment may be terminated by the President, Chief Executive Officer, the Board of Directors or by Executive at any time (subject to the notice provision below), in each case without any liability or obligation, except as set forth in this letter. If Executive terminates his employment, he shall give the Company written notice of such termination not less than sixty (60) days prior to the effective date of such termination. In light of the severance benefits provided for in Section 6, the Company will have no obligation to give Executive prior notice of any such termination by the Company (whether or not such termination is without cause).

3.                                       Compensation.

(a)                                  Base Salary. During the term of Executive’s employment, Executive will receive a base salary of $178,200 per annum payable in bi-weekly increments, subject to annual salary and performance review and potential salary increase at the sole discretion of the Company.

(b)                                 Bonus. Executive will be eligible for a performance-based bonus as a participant in the Company’s Management Incentive Plan (“MIP”) with an annual target payment of 40% of base salary. Potential exists under the MIP to receive as much as twice this figure based on achievement of Company and personal objectives. Establishment and revision of the MIP performance requirements and determination of any bonuses payable under the MIP will be made at the sole discretion of the Compensation Committee. Any MIP payment determined by the Compensation Committee to be payable for 2003 will be prorated based on the number of days of service in 2003.

ChromaVision Medical Systems, Inc.	33171 Paseo Cerveza	San Juan Capistrano, CA 92675-4824	Telephone 949.443.3355	Fax 949.443.3366

4.                                       Option Grants. Executive will be eligible for additional option grants as may be awarded commencing in 2003 by action of the Board of Directors or a duly authorized committee of the Board.

5.                                       Fringe Benefits.

(a)                                  Executive is eligible for group life and accidental death and dismemberment insurance in an amount equal to twice the Executive’s annual base salary not to exceed $600,000 (assuming that Executive meets normal insurability requirements.) If insurability requirements cannot be met, the maximum amount of group life insurance benefit is $225,000. Executive will be offered the opportunity to purchase voluntary life insurance for himself and his spouse and children, if applicable; and otherwise be eligible to participate in all other benefits programs offered generally by the Company to its other Executives, including medical, dental, and vision insurance, short and long term disability insurance, 401k Plan, flexible spending account (Section 125) plan, and employee assistance program.

(b)                                 Executive will also be entitled to twenty-two (22) days of vacation which will continue to accrue at the rate of 6.77 hours for each biweekly pay period. Executive may not accrue more than forty (40) hours above his eligible vacation allowance per year. All vacation accrued will carry over year to year; however, the point at which the total number of vacation hours accrued exceeds the maximum allowable, no additional accruals will be earned until the amount is reduced below the maximum.

6.                                       Severance Payments. Subject to the provisions of (d) below and the other terms and conditions of this letter, in the event (i) the Company terminates Executive’s employment without cause, or (ii) within twelve months after a Change of Control Executive terminates his employment with good reason (any of the foregoing being a “Severance Termination”), the Company will provide Executive the following benefits, which shall be the only severance benefits or other payments with respect to Executive’s employment with the Company to which Executive shall be entitled. Without limiting the generality of the foregoing, these benefits are in lieu of all salary (except for salary for periods ending on the date of termination), accrued vacation and other rights which Executive may have against the Company or its affiliates.

(a)                                  After a Severance Termination, Executive will receive payment of an amount equal to his annual base salary in effect at the time of the Severance Termination.

(b)                                 Upon a Severance Termination, Executive will be able to exercise any options which have become exercisable on or before the termination date until the earlier of (a) the first anniversary of the date of termination or (b) the expiration date of the option.

(c)                                  Upon a Severance Termination, Executive will receive continued coverage under the Company’s medical and health plans for 12 months following the termination date (including any period as may be required by law), provided that coverage will end if Executive obtains comparable coverage from a subsequent employer or otherwise ceases to be eligible for COBRA benefits. In addition, the Company will reimburse Executive for the premiums for a 12-month period after a Severance Termination for continuation of any life insurance policy issued for Executive’s benefit under the Company’s then existing life insurance plan if Executive elects to continue the policy, provided that such reimbursement will end if Executive obtains comparable life insurance from a subsequent employer. If Executive ceases to be eligible for COBRA because the Company does not pay the premiums for its existing or group insurance policy or the Company ceases to have a group healthcare plan, the Company will pay Executive, for any portion of the 12 month period referred to above during which Executive’s COBRA eligibility ceases for such reasons, the amount of the premium it would have had to pay for Executive’s coverage under the then existing, or if none, the most recently existing, health care insurance policy. Executive should consult with the Company’s Manager of Human Resources concerning the process for assuming ownership of and continued premium payments for any life policy. Executive will be reimbursed in accordance with Company policies promptly for all of Executive’s reasonable and necessary business expenses incurred on behalf of the Company prior to Executive’s termination date.

(d)                                 All compensation and benefits described above in (a) through (c) of this Section 6 will be contingent upon (i) Executive’s execution of a release of all claims against the Company substantially in the form of Exhibit A and expiration of the seven-day revocation period referred to in the release, (ii) Executive’s not engaging in any Competition (as defined in Section 7 of this Agreement) with the Company during the period of his employment by the Company or the 12 month period following termination and (iii) Executive’s not engaging in any Solicitation (as defined in Section 7 of this Agreement) during the period of his employment by the Company or the 12 month period following termination.

(e)                                  The Company will pay Executive the amount described in (a) above in 12 equal monthly installments with the first payment being payable on the date when the seven-day revocation period referred to below with respect to the release expires. The Company will prepare the final release (which will be substantially in the form attached as Exhibit A to this letter) and deliver it to Executive within five business days of Executive’s termination of employment. Executive will have twenty-one (21) days in which to consider the release although Executive may execute it sooner. Please note that the release has a revocation period of seven days.

(f)                                    Subject to the provisions of paragraph (d) above, the Company will pay interest on payments that are more than ten days past due at the prime rate at the Company’s principal bank (or, if none, Citibank N.A.) plus two percentage points compounded monthly. In addition, the Company will pay all reasonable costs and expenses (including reasonable attorney’s fees and all costs of arbitration or court proceedings) incurred by Executive to enforce this agreement or any obligation hereunder but only if Executive is the prevailing party in any such proceeding. If the Company is the prevailing party, Executive will pay all of the Company’s reasonable costs and expenses (including reasonable attorneys’ fees and all costs of arbitration or court proceedings) incurred in connection with any such proceeding.

(g)                                 In this letter, the term “cause” means (a) Executive’s failure to adhere to any written policy of the Company if Executive has been given a reasonable opportunity to comply with such policy and cure Executive’s failure to comply (which reasonable opportunity to cure must be granted for a period of ten days); (b) Executive’s appropriation (or attempted appropriation) of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the

Company; (c) Executive’s misappropriation (or attempted misappropriation) of any of the Company’s funds or property (including without limitation trade secrets and other intellectual property); or (d) Executive’s conviction of, or Executive’s entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof.

(h)                                 In this letter, the term “Change of Control” means (a) the issuance, sale, transfer or acquisition by the Company of shares of capital stock of the Company (including a transfer as a result of death, disability, operation of law, or otherwise) in a single transaction or a group of related transactions, as a result of which any entity, person, or group (other than Safeguard Scientifics, Inc. and/or its affiliates) acquires the beneficial ownership of newly issued, outstanding or treasury shares of the capital stock of the Company having 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote for at least a majority of the authorized number of directors of the Company or (b) any merger, consolidation, sale of all or substantially all the assets or other comparable transaction as a result of which all or substantially all of the assets and business of the Company are acquired directly or indirectly by another entity (except Safeguard Scientifics, Inc. and/or any of its affiliates). An “affiliate” of an entity is an entity controlling, controlled by or under common control with the entity specified, directly or indirectly through one or more intermediaries. “Group” shall have the same meaning as in section 13(d) of the Securities Exchange Act of 1934, and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 of the Securities and Exchange Commission adopted under the Securities Exchange Act of 1934.

(i)                                     Executive will not be required to mitigate the amount of any payment provided for in this letter by seeking other employment or otherwise.

(j)                                     Executive acknowledges that the arrangements described in this letter will be the only obligations of the Company or its affiliates in connection with any determination by the Company to terminate Executive’s employment with the Company. This letter does not terminate, alter, or affect Executive’s rights under any plan or program of the Company in which Executive may participate, except as explicitly set forth herein. Executive’s participation in such plans or programs will be governed by the terms of such plans and programs.

7.                                       Definitions of Competition and Solicitation. (a) For purposes of Section 6(d) of this Agreement, Executive shall be deemed to have engaged in “Competition” with the Company if, without prior written approval of the Board of Directors of the Company, Executive directly or indirectly through any other person, firm or corporation, whether individually or in conjunction with any other person, or as an employee, agent, consultant, representative, partner or holder of any interest in any other person, firm, corporation or other association during any portion of the term of this Agreement or any renewals or extensions hereof or the period of salary continuation referred to in Section 6(a), competes with, or encourages or assists others to compete with, or solicit orders or otherwise participate in business transactions or provide services in competition with, the business engaged in by the Company at any time during the term of Executive’s employment (unless such business shall have been abandoned by the Company). Executive acknowledges that the Company’s products are marketed throughout the United States, that therefore the Company is engaged in business in every county and state of the United States and that the foregoing definition of “competition” includes competition in every county and state of the United States as well as in foreign countries.

(b)                                 For purposes of Section 6(d) of this Agreement “Solicitation” shall mean (A) soliciting, enticing or inducing any Customer (as defined below) to become a client, customer, OEM, distributor or reseller of any other person, firm or corporation with respect to, or provide, products or services which are competitive with products or services then sold or under development by the Company or to cease doing business with the Company or authorizing or knowingly approving the taking of such actions by any other person or (B) soliciting, enticing or inducing directly or indirectly, or hiring any person who presently is or at any time during the term hereof shall be an employee of the Company to become employed by any other person, firm or corporation or to leave his or her employment with the Company or authorizing or approving any such action by any other person or entity. Providing a reference for an employee of the Company will not, however, constitute Solicitation if the employee has decided to leave the employ of the Company, is seeking other employment and requests the reference.

(c)                                  For purposes of this Section 7, “Customer” means any person or entity which at the time of determination, if made prior to termination of employment, or, after termination of employment, at the time of such termination, shall be, or shall have been within two years prior to such time, a client, customer, OEM, distributor or reseller of the Company or a bona fide prospect to become any of the foregoing.

(d)                                 Competition shall not include investing in the securities of any corporation having securities listed on a national securities exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, provided that such investment does not exceed 5% of any class of securities of any corporation engaged in business in competition with the Company, and provided that such ownership represents a passive investment and that neither Executive nor any group of persons including him, in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

(e)                                  Executive acknowledges (i) that his experience and capabilities are such that the conditions in Section 6(d) to his receiving the severance benefits referred to in Section 6 will not prevent him from obtaining employment or otherwise earning a living at the same general economic benefit as reasonably required by him without losing the severance benefits and (ii) that he has, prior to the execution of this Agreement, reviewed this Agreement with his legal counsel. Executive acknowledges that the provisions contained in this Section 7 and in Section 6(d) are reasonable and necessary to protect the legitimate business interests of the Company and that the Company would not have entered into this Agreement in the absence of such provisions.

8.                                       Other Payments in the Event of Termination of Employment. In the event of termination of Executive’s employment for any reason, Executive will be entitled to receive upon such termination payment of all accrued, unpaid salary to the date of termination and, when bonuses for the year of termination are paid generally to other employees of the Company, a “pro rata portion” of his bonus for the year of termination” (as those terms are defined below). “Pro rata portion” means the number of days in the calendar year of termination up to and including the date of termination divided by the total number of days in that full calendar year. The “bonus for the year of termination” means the amount the Executive would have been likely to earn if she had been employed for the full year, as determined in good faith by the Board of Directors of the Company or a committee thereof at the time that bonuses for the year of termination are paid generally to other employees of the Company.

9.                                       Withholding; Nature of Obligations. The Company will withhold applicable taxes and other legally required deductions from all payments to be made hereunder. The Company’s obligations to make payments under this letter are unfunded and unsecured and will be paid out of the general assets of the Company.

10.                                 Miscellaneous. The agreement will inure to the benefit of Executive’s personal representatives, executors, and heirs. In the event Executive dies while any amount payable under this agreement remains unpaid, all such amounts will be paid to the parties legally entitled thereto in accordance with the terms and conditions of this letter. No term or condition set forth in this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an officer of the Company authorized to sign such writing by the Board of Directors of the Company or an authorized committee thereof. This agreement will be construed and enforced in accordance with the laws of the State of California without regard to the conflicts of laws of any state. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, will be settled by arbitration in Los Angeles or Orange County, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, using one arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

This letter sets forth the entire agreement between the Company and Executive relating to the terms of his employment and supersedes all prior agreements, commitments and understandings with respect to the terms of Executive’s employment and all such agreements, commitments and understandings existing on the date hereof, except that this letter does not supersede any agreement between the Company and Executive relating to confidentiality or ownership or assignment of rights to intellectual property.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to us the enclosed copy of this letter which will then constitute our legally binding agreement on this subject.

Sincerely,
CHROMAVISION MEDICAL SYSTEMS, INC.

/s/ Carl W. Apfelbach
By: Carl W. Apfelbach
Title: President, Chief Executive Officer

I agree to the terms and conditions of this letter

/s/ Kenneth D. Bauer
KENNETH D. BAUER, PH.D.

Dated: June 13, 2003

EXHIBIT A

GENERAL RELEASE AND AGREEMENT

NOTICE:

Various state and federal laws, including the Civil Rights Act of 1964 and 1991 and the Age Discrimination in Employment Act, prohibit employment discrimination based on age, sex, race, color, national origin, religion, disability and veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), the Department of Labor and state civil rights agencies.

If you sign this General Release and Agreement and accept the agreed-upon special severance allowance and other termination benefits described in the letter addressed to you which accompanies this release, you are giving up your right to file a lawsuit pursuant to the aforementioned federal, state and local laws in local, state or federal courts against ChromaVision Medical Systems, Inc. and its affiliates, as defined in the General Release and Agreement (the “Releasees,”) with respect to any claims relating to your employment or termination therefrom which arise up to the date this Agreement is executed.

By signing this General Release and Agreement you waive your right to recover any damages or other relief in any claim or suit brought by or though the Equal Employment Opportunity Commission or any other state or local agency on your behalf under and federal or state discrimination law, except where prohibited by law. You agree to release and discharge each Releasee not only from any and all claims which you could make on your own behalf but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against a Releasee may arise, in whole or in part, from any event which occurred as of the date of this Agreement.  You agree to pay for any legal fees or cost incurred by any Releasee as a result of any breach of the promises in this paragraph. The parties agree that if you, by no action of your own, become a mandatory member of any class from which you cannot, by operation of law or order of court, opt out, you shall not be required to pay for any legal fees or costs incurred by a Releasee as a result.

We encourage you to discuss the following release language with an attorney prior to executing this Agreement. In any event, you should thoroughly review and understand the effect of the release before acting on it.  Therefore, please take this release home and consider it for up to twenty-one (21) days before you decide to sign it.